Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 — FAX (202) 467-6963

April 5, 2011

Confidential

Board of Directors

Fullerton Federal Savings Association

7527 Belair Road

Baltimore, Maryland 21236

Members of the Board:

This letter sets forth the agreement (“Agreement”) between Fullerton Federal Savings Association (“Fullerton” or the “Association”) and Feldman Financial Advisors, Inc. (“FFA”), whereby Fullerton has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of Fullerton in connection with the Association’s proposed mutual-to-stock conversion and simultaneous merger (“Conversion Merger”) with Fairmount Bank, a wholly owned subsidiary of Fairmount Bancorp, Inc.

FFA agrees to deliver the Valuation, in a written report, to Fullerton at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from Fullerton’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by Fullerton’s regulatory authorities and prior to the time the Conversion Merger is completed. If requested, FFA will assist Fullerton in responding to all regulatory inquiries regarding the Valuation and will also assist Fullerton at all meetings with the regulatory authorities concerning the Valuation.

Fullerton agrees to pay FFA a professional consulting fee for FFA’s appraisal services related to preparation of the initial appraisal report and subsequent appraisal updates. Fullerton also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $500 without the prior consent of Fullerton. Reimbursable expenses for copying, report reproduction, data materials, express mail delivery, and travel shall be paid to FFA as incurred and billed. Payment of the professional consulting fee shall be made according to the following schedule:

•	$ 2,500 upon execution of this Agreement;

•	$15,000 upon delivery of the completed appraisal report to Fullerton; and,

•	$2,500 upon completion of each updated appraisal as necessary.

If, during the course of the Conversion Merger, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this Agreement shall be subject to renegotiation by Fullerton and FFA. Such

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fullerton Federal Savings Association

April 5, 2011

unforeseen events shall include, but not be limited to, material changes in regulations governing the Conversion Merger, material changes in mutual-to-stock appraisal guidelines or processing procedures as administered by the relevant regulatory authorities, major changes in Fullerton’s management or operating policies, and excessive delays or suspension of processing of the Conversion Merger.

In the event Fullerton shall for any reason discontinue the Conversion Merger prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $15,000, Fullerton agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $17,500 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, Fullerton agrees to the following:

1.	Fullerton agrees to supply FFA such information with respect to Fullerton’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	Fullerton hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of Fullerton, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that Fullerton will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by Fullerton in any regulatory application, proxy statement or offering prospectus; however, such valuations or opinions may not be excerpted or otherwise publicly referred to without FFA’s prior written consent nor shall FFA be publicly referred to without FFA’s prior written consent; however, such consent shall not be unreasonably withheld.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fullerton Federal Savings Association

April 5, 2011

4.	FFA’s Valuation will be based upon Fullerton’s representation that the information contained in the Conversion Merger application and additional information furnished to us by Fullerton and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by Fullerton and its independent auditors, nor will FFA independently value the assets or liabilities of Fullerton. The Valuation will consider Fullerton only as a going concern and will not be considered as an indication of the liquidation value of Fullerton.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion Merger. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion Merger will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	Fullerton agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s bad faith or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this Agreement, it shall notify Fullerton as soon as possible. Fullerton will attempt to resolve the claim. In the event Fullerton is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

7.

Fullerton and FFA are not affiliated, and neither Fullerton nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Conversion Merger application or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fullerton Federal Savings Association

April 5, 2011

prospectuses.

Please acknowledge your concurrence with the foregoing by signing as indicated below and returning to FFA a signed copy of this Agreement and the initial payment.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

By:
Peter W. L. Williams
Principal

AGREED TO AND ACCEPTED FOR FULLERTON FEDERAL SAVINGS ASSOCIATION BY:

Name:

Title:

Date: